UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2022

HILLENBRAND, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-33794	26-1342272
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Batesville Boulevard
Batesville, Indiana	47006
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (812) 934-7500

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. of Form 8-K):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, without par value	HI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Fourth Amended and Restated Credit Agreement

On June 8, 2022, Hillenbrand, Inc. (the “Company”) entered into a Fourth Amended and Restated Credit Agreement (the “Credit Agreement”) among the Company, the subsidiary borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, HSBC Bank USA, National Association and Wells Fargo Bank, National Association, as co-syndication agents, and Citizens Bank, N.A., PNC Bank, National Association, U.S. Bank National Association, BMO Harris Bank N.A., Sumitomo Mitsui Banking Corporation, Truist Bank and Bank of America, N.A., as co-documentation agents.

The Credit Agreement amends and restates the Company’s Third Amended and Restated Credit Agreement, dated as of August 28, 2019 (the “Prior Agreement”) and provides for a $1 billion revolving credit facility, which may be expanded, subject to the approval of the lenders providing the additional loans, by an additional $600 million. The revolving credit facility under the Prior Agreement had been $900 million, with the potential for expansion by an additional $450 million. In addition to revolving loans, the revolving credit facility under the Credit Agreement provides for swingline loans and letters of credit with applicable sublimits.

The Credit Agreement also contains a delayed-draw term loan facility providing for term loans in an aggregate principal amount of up to $200 million. The term loan commitments will be subject to ticking fees if not drawn within 60 days of closing, and the term loan commitments will expire 180 days after closing. The term loans, if drawn, will be subject to quarterly amortization payments equal to 1.25% of the funded term loans for the first 11 calendar quarters following the funding date, and 1.875% of the funded term loans thereafter until the maturity date.

The revolving credit facility and the term loans available under the Credit Agreement mature on June 8, 2027. The Company may request up to two one-year extensions of the maturity date. Borrowings under the revolving credit facility may be made by the Company and certain of its subsidiaries, including certain foreign subsidiaries, and may be denominated in U.S. dollars or specified non-U.S. currencies. The term loan may only be borrowed by the Company and shall be denominated in U.S. dollars. All borrowings under the Credit Agreement may be used for working capital and other general corporate purposes, including acquisitions. The obligations of the Company and the other borrowers under the Credit Agreement are unsecured and are guaranteed by the Company and certain of the Company’s domestic subsidiaries.

The Credit Agreement fully transitions interest rate benchmarks from LIBOR-based rates to SOFR-based rates for U.S. dollar borrowings. Borrowings under the Credit Agreement may bear interest (A) if denominated in US Dollars, at the Term SOFR Rate or the Alternate Base Rate (as defined in the Credit Agreement) at the Company’s option, (B) if denominated in Japanese Yen, Canadian Dollars or Euros, at rates based on the rates offered for deposits in the applicable interbank markets for such currencies and (C) if denominated in Pounds Sterling or Swiss Francs, at SONIA and SARON, respectively (each as defined in the Credit Agreement), plus, in each case, margin based on the Company’s leverage ratio, ranging from 0.00% to 0.525% for borrowings bearing interest at the Alternate Base Rate and from 0.90% to 1.525% for all other borrowings.

The term loans will, once borrowed, accrue interest, at the Company’s option, at the Term SOFR Rate or the Alternate Base Rate (each as defined in the Credit Agreement) plus a margin based on the Company’s leverage ratio, ranging from 0.90% to 1.525% for term loans bearing interest at the Term SOFR Rate and 0.00% to 0.525% for term loans bearing interest at the Alternate Base Rate.

The covenants under the Credit Agreement include a maximum leverage ratio and a minimum interest coverage ratio and other customary covenants limiting, among other things, the incurrence of additional indebtedness; the creation of liens; mergers, consolidations, liquidations, dissolutions, amalgamations and the disposition of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole; dividends and other payments in respect of equity interests; and acquisitions; subject, in each case, to customary exceptions, thresholds and baskets. The Credit Agreement also contains customary events of default.

As compared to the Prior Agreement, the Credit Agreement lengthens the period the Company may elect to increase the maximum permitted leverage ratio following certain acquisitions, from three fiscal quarters to four full fiscal quarters (plus the fiscal quarter in which the acquisition takes place). Except for the amendment providing such increased flexibility with respect to the maximum permitted leverage ratio, the Credit Agreement contains substantially the same affirmative and negative covenants and events of default as those in the Prior Agreement.

Certain of the lenders and agents under the Credit Agreement and their respective affiliates have engaged in, and may in the future engage in, investment banking, commercial lending, financial advisory and other services for the Company and its subsidiaries and have received, or may in the future receive, customary fees and commissions or other payments in connection therewith.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Amendment No. 8 to Private Shelf Agreement

On June 9, 2022, the Company, the subsidiary guarantors party thereto, PGIM, Inc. (f/k/a Prudential Investment Management, Inc.) (“PGIM”) and each Prudential Affiliate (as defined therein) bound thereby entered into Amendment No. 8 (the “Shelf Amendment”) to the Shelf Agreement (as defined below).

The Shelf Amendment amends the Private Shelf Agreement, among the Company, PGIM and each Prudential Affiliate party thereto, dated December 6, 2012 (as amended from time to time, including pursuant to the Shelf Amendment, the “Shelf Agreement”). The Shelf Amendment aligns certain covenants, definitions and other provisions in the Shelf Agreement with those under the Credit Agreement, as amended as described above.

The foregoing description of the Shelf Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Shelf Amendment, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
Exhibit 10.1	Fourth Amended and Restated Credit Agreement, dated as of June 8, 2022, among Hillenbrand, Inc., as a borrower, the subsidiary borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, HSBC Bank USA, National Association and Wells Fargo Bank, National Association as co-syndication agents, and Citizens Bank, N.A., PNC Bank, National Association, U.S. Bank National Association, BMO Harris Bank N.A., Sumitomo Mitsui Banking Corporation, Truist Bank and Bank of America, N.A., as co-documentation agents
Exhibit 10.2	Amendment No. 8 to Private Shelf Agreement, dated June 9, 2022, among Hillenbrand, Inc., PGIM, Inc. (f/k/a Prudential Investment Management, Inc.), the subsidiary guarantors party thereto, and the additional parties thereto
Exhibit 104	Cover Page Interactive Data File (the cover page XBRL tags are embedded in the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 13, 2022	HILLENBRAND, INC.

	By:	/s/ Nicholas R. Farrell
Nicholas R. Farrell
Senior Vice President, General Counsel, Secretary, and Chief Compliance Officer